                                                                    Exhibit 12.1
                            EarthWatch Incorporated
               Computation of Ratio of Earnings to Fixed Charges

                                                  Nine Months from
                                                  March 31, 1995 to                      Year Ended December 31,
                                                  December 31, 1995          1996            1997            1998            1999
                                                  -----------------    ------------------------------------------------------------
Pre-tax Income (Loss)                                   (3,909,208)    (23,706,344)    (50,730,985)    (12,919,555)    (20,318,766)

Fixed Charges:
Interest Expense                                            25,595          63,230       5,133,285       6,626,512       1,105,891
Capitalized Interest                                             -         144,770       5,634,210       6,046,933      11,715,824
Amortization of Debt Issuance                                    -               -         343,420         444,497         467,366
Accretion of discount on unit notes                              -               -         243,773         315,522      15,624,386

Rent
   buildings (1/3)                                          84,884         251,620         121,574          48,990          52,223
   equipment (1/3)                                          20,167          60,554          97,888          99,431          88,821

Preferred stock dividends                                        -               -               -               -           1,855
                                                        ----------     -----------     -----------     -----------     -----------
Total Fixed Charges                                        130,646         520,174      11,574,150      13,581,886      29,056,367
                                                        ----------     -----------     -----------     -----------     -----------
Pre-tax Income (Loss)                                   (3,778,562)    (23,330,940)    (44,791,045)     (5,384,602)     (2,980,078)

Ratio of earnings to fixed charges                          (28.92)         (44.85)          (3.87)          (0.40)          (0.10)
                                                        ==========     ===========     ===========     ===========     ===========

Additional earnings needed to achieve a coverage
   ratio of 1:1                                         (3,909,208)    (23,851,114)    (56,365,195)    (18,966,488)    (32,036,445)


                                                                                          Period from
                                                         Three Months Ended            March 31, 1995 to
                                                  March 31, 1999    March 31, 2000      March 31, 2000
                                                  --------------------------------     -----------------
Pre-tax Income (Loss)                                 (4,143,871)       (5,371,646)         (116,956,504)

Fixed Charges:
Interest Expense                                       1,612,631             1,740            12,956,254
Capitalized Interest                                   1,749,902         5,295,655            28,837,392
Amortization of Debt Issuance                            109,602           179,782             1,435,065
Accretion of discount on unit notes                       77,800         7,098,523            23,282,205

Rent
   buildings (1/3)                                        12,081            14,321               573,612
   equipment (1/3)                                        27,159            17,451               384,311

Preferred stock dividends                                      -               779                 2,634
                                                      ----------       -----------          ------------
Total Fixed Charges                                    3,589,176        12,608,250            67,471,473
                                                      ----------       -----------          ------------

Pre-tax Income (Loss)                                 (2,304,597)        1,940,170           (78,325,057)

Ratio of earnings to fixed charges                         (0.64)             0.15                 (1.16)
                                                      ==========       ===========          ============

Additional earnings needed to achieve a coverage
   ratio of 1:1                                       (5,893,773)      (10,668,080)         (145,796,530)

  The accompanying notes are an integral part of these financial statements.